Exhibit 99.1

CVR Partners Reports Fourth Quarter and Full-Year 2020 Results

•Operated safely and reliably amid the COVID-19 pandemic.
•Achieved record combined ammonia production of 852,000 tons.
•Received certification for the Partnership’s first-ever carbon offset credits through nitrous oxide abatement efforts at the Coffeyville facility.
•Increased unitholder value through the repurchase of approximately 623 thousand common units, decreasing the number of outstanding common units by 6 percent.

SUGAR LAND, Texas (Feb 22, 2021) – CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced a net loss of $17 million, or $1.53 per common unit, on net sales of $90 million for the fourth quarter 2020, compared to a net loss of $25 million, or $2.20 per common unit, on net sales of $86 million for the fourth quarter 2019. EBITDA was $18 million for the fourth quarter of 2020 compared to $11 million for the fourth quarter of 2019.

CVR Partners had a net loss of $98 million, or $8.77 per common unit, on net sales of $350 million for full-year 2020, compared to a net loss of $35 million, or $3.09 per common unit, on net sales of $404 million for full-year 2019. EBITDA for full-year 2020 was $41 million compared to $107 million for 2019.

“CVR Partners achieved solid fourth quarter and full-year 2020 results, led by record ammonia production for the year, with the Coffeyville and East Dubuque fertilizer plants posting a combined ammonia utilization rate of 95 percent,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “The record-breaking operating performance of our fertilizer facilities coupled with higher product sales volumes helped offset the lower product pricing that we saw throughout 2020.

“Farmer economics have continued to improve during the past several months, with corn and soybean prices increasing by approximately 75 percent since July 2020,” Pytosh said. “In addition, weather conditions were favorable for both the harvest and fall ammonia applications, resulting in strong demand. Looking to the spring, we currently are seeing strong customer demand for fertilizer application at prices that are significantly higher than last year.”

Consolidated Operations

For the fourth quarter of 2020, CVR Partners’ average realized gate prices for UAN decreased over the prior year, down 21 percent to $139 per ton and ammonia decreased 18 percent to $267 per ton. Average realized gate prices for UAN and ammonia were $176 per ton and $324 per ton, respectively, for the fourth quarter of 2019.

CVR Partners’ fertilizer facilities produced a combined 220,000 tons of ammonia during the fourth quarter of 2020, of which 75,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 335,000 tons of UAN. During the fourth quarter of 2019, the fertilizer facilities produced 180,000 tons of ammonia, of which 55,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 286,000 tons of UAN.

For full-year 2020, the average realized gate price for UAN decreased 24 percent to $152 per ton, coupled with a 28 percent decrease in ammonia to $284 per ton. Average realized gate prices for UAN and ammonia were $199 per ton and $392 per ton, respectively, for the year ended 2019. In 2020, our fertilizer facilities produced a combined 852,000 tons of ammonia, of which 303,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 1,303,000 tons of UAN. For the year ended 2019, the fertilizer facilities produced 766,000 tons of ammonia, of which 223,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 1,255,000 tons of UAN.

Capital Structure

On Nov 2, 2020, the Partnership announced that the Board of Directors of its general partner (the “Board”) had approved a 1-for-10 reverse split of the Partnership’s common units that was completed on Nov 23, 2020, pursuant to which each 10 common units of the Partnership were converted into one common unit of the Partnership. Following the reverse split, the number of common units outstanding decreased to approximately 11 million common units, with proportionate adjustments to the common units under the Partnership’s long-term incentive plan and outstanding awards thereunder.

The Partnership’s common units began trading on a split-adjusted basis when markets opened on Nov 24, 2020, under the symbol “UAN” and a new CUSIP number. The reverse split enabled the Partnership to regain compliance with NYSE listing requirements by the Jan 1, 2021, deadline. As of December 31, 2020, the average closing price of the Partnership’s common units over a consecutive 30 trading-day period has remained above the $1.00 per common unit minimum requirement under the NYSE listing requirements.

In May 2020, the Board, on behalf of the Partnership, authorized the Partnership to repurchase up to $10 million of its common units. During the three and twelve months ended December 31, 2020, on a split-adjusted basis, the Partnership repurchased 393,777 and 623,177, respectively, of common units on the open market at a cost of $5 million and $7 million, respectively, inclusive of transaction costs, or an average price of $12.19 and $11.35 per common unit, respectively, leaving approximately $3 million in authorization available under the May 2020 authorization. On Feb. 22, 2021, the Board authorized the Partnership to repurchase up to an additional $10 million of its common units. Repurchases under both authorizations may be made from time-to-time through open market transactions, block trades, privately negotiated transactions or otherwise and are subject to market conditions, as well as corporate, regulatory and other considerations. These authorizations do not obligate the Partnership to acquire any common units and may be cancelled or terminated by the Board at any time.

Distributions

CVR Partners will not pay a cash distribution for the fourth quarter of 2020. CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the Board.

Fourth Quarter 2020 Earnings Conference Call

CVR Partners previously announced that it will host its fourth quarter and full-year 2020 Earnings Conference Call on Tuesday, Feb 23, at 11 a.m. Eastern. This Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information, and other material information about business and financial matters.

The fourth quarter and full-year 2020 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/yaypx4aq. A repeat of the call can be accessed for 14 days by dialing (877) 660-6853, conference ID 13715422.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; impacts of COVID-19, including the duration thereof; purchases under the Unit Repurchase Program (if any), including the timing, pricing and amount thereof; ammonia production rates; utilization rates; ability to offset impact of lower product pricing; farmer economics, including improvement thereof; corn and soybean pricing increases; growth of customer demand for fertilizer applications; finished product pricing, including improvement thereof; ability to upgrade ammonia to other fertilizer products; distributions, including the timing, payment and amount (if any) thereof; direct operating expenses; capital expenditures; depreciation and amortization; turnaround expense; inventories and adjustments thereto; other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of COVID-19, the rate of any economic improvement, impacts of planting season on our business, general economic and business conditions and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

Effective January 1, 2020, the Partnership no longer presents the non-GAAP performance measure of Adjusted EBITDA, as management no longer relies on this financial measure when evaluating the Partnership’s performance and does not believe it enhances the users understanding of its financial statements in a useful manner.

The following are non-GAAP measures presented for the period ended December 31, 2020:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Reconciliation of Net Cash Provided By Operating Activities to EBITDA - Net cash provided by operating activities reduced by (i) interest expense, net, (ii) income tax expense (benefit), (iii) change in working capital, and (iv) other non-cash adjustments.

Available Cash for Distribution - EBITDA for the quarter excluding non-cash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the board of directors (the “Board”) of our general partner in its sole discretion, less (i) reserves for maintenance capital expenditures, debt service and other contractual obligations, and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Major Scheduled Turnaround Activities

Overall, results are negatively impacted due to lost production during downtimes that result in lost sales and certain reduced variable expenses included in Cost of materials and other and Direct operating expenses (exclusive of depreciation and amortization). The Partnership did not have planned turnarounds during the year ended December 31, 2020. The effects of the planned, full facility turnarounds completed during the year ended December 31, 2019, exclusive of the impacts due to lost production during the turnaround downtime, are shown below:

Facility	Related Period	Turnaround Downtime	Turnaround Expense (in thousands)	Estimated Lost Production (in tons of Ammonia)
East Dubuque	2019 - 3rd/4th Quarter	32 days	9,842	33,706

Goodwill Impairment

As of December 31, 2019, the Partnership had a goodwill balance of $41.0 million associated with our Coffeyville Facility reporting unit for which the estimated fair value had been in excess of carrying value based on our 2018 and 2019 assessments. As a result of lower expectations for market conditions in the fertilizer industry, the market performance of the Partnership’s common units, a qualitative analysis, and additional risks associated with the business, the Partnership concluded a triggering event had occurred that required an interim quantitative impairment assessment of goodwill for this reporting unit as of June 30,

2020. Significant assumptions inherent in the valuation methodologies for goodwill include, but are not limited to, prospective financial information, growth rates, discount rates, inflationary factors, and cost of capital. The results of the impairment test indicated that the carrying amount of the Coffeyville Facility reporting unit exceeded the estimated fair value of the reporting unit, and a full impairment of the asset was required. No such charge was recognized during 2019.

CVR Partners, LP
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per unit amounts)	2020	2019	2020	2019
Consolidated Statement of Operations Data
Net sales (1)	$90,299	$86,062	$349,953	$404,177
Operating costs and expenses:
Cost of materials and other	23,442	22,756	91,117	94,103
Direct operating expenses (exclusive of depreciation and amortization)	44,230	45,622	157,916	173,629
Depreciation and amortization	19,080	19,807	76,077	79,839
Cost of sales	86,752	88,185	325,110	347,571
Selling, general and administrative expenses	4,135	6,195	18,174	25,829
Loss on asset disposals	463	768	582	3,397
Goodwill impairment	—	—	40,969	—
Operating income (loss)	(1,051)	(9,086)	(34,882)	27,380
Other income (expense):
Interest expense, net	(15,877)	(15,766)	(63,428)	(62,636)
Other income, net	37	40	159	269
(Loss) before income tax expense	(16,891)	(24,812)	(98,151)	(34,987)
Income tax (benefit) expense	(9)	70	30	(18)
Net loss	$(16,882)	$(24,882)	$(98,181)	$(34,969)

Basic and diluted loss per unit data	$(1.53)	$(2.20)	$(8.77)	$(3.09)
Distributions declared per unit data	—	0.70	—	4.00

EBITDA*	$18,066	$10,761	$41,354	$107,488
Available cash for distribution*	—	(4,517)	(11,795)	26,677

Weighted-average common units outstanding - basic and diluted	11,010	11,328	11,195	11,328

*See “Non-GAAP Reconciliations” section below.
(1)Below are the components of net sales:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Reconciliation to net sales:
Fertilizer sales	$78,792	$74,852	$306,490	$363,096
Freight in revenue	9,098	9,527	33,329	33,436
Other	2,409	1,683	10,134	7,645
Total net sales	$90,299	$86,062	$349,953	$404,177

Selected Balance Sheet Data:

(in thousands)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$30,559	$36,994
Working capital	41,873	49,429
Total assets	1,032,880	1,137,955
Total long-term debt	636,182	632,406
Total liabilities	718,639	718,411
Total partners’ capital	314,241	419,544

Selected Cash Flow Data:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net cash flow (used in) provided by:
Operating activities	$(9,477)	$(29,515)	$19,740	$39,157
Investing activities	(3,424)	(9,131)	(18,550)	(18,529)
Financing activities	(4,825)	(8,027)	(7,625)	(45,410)
Net (decrease) in cash and cash equivalents	$(17,726)	$(46,673)	$(6,435)	$(24,782)

Capital Expenditures:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Maintenance	$2,206	$7,306	$11,651	$18,247
Growth	462	1,216	4,780	2,027
Total capital expenditures	$2,668	$8,522	$16,431	$20,274

Key Operating Data:

Ammonia Utilization Rates (1)

	Two Years Ended December 31,
(percent of capacity utilization)	2020	2019
Consolidated	95%	93%
Coffeyville	95%	94%
East Dubuque	95%	91%

(1)Reflects our ammonia utilization rates on a consolidated basis and at each of our facilities. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization on a two-year rolling average to take into account the impact of our current turnaround cycles on any specific period. The two-year rolling average is a more useful presentation of the long-term utilization performance of our plants. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Consolidated sales (thousand tons):
Ammonia	114	62	332	241
UAN	325	293	1,312	1,261

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$267	$324	$284	$392
UAN	139	176	152	199

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	220	180	852	766
Ammonia (net available for sale) (2)	75	55	303	223
UAN	335	286	1,303	1,255

Feedstock:
Petroleum coke used in production (thousand tons)	131	131	523	535
Petroleum coke used in production (dollars per ton)	$30.65	$39.90	$35.25	$37.47
Natural gas used in production (thousands of MMBtus) (3)	2,203	1,646	8,611	6,856
Natural gas used in production (dollars per MMBtu) (3)	$2.77	$2.87	$2.31	$2.88
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,689	1,474	9,349	6,961
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$2.59	$2.58	$2.35	$3.08

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Ammonia — Southern plains (dollars per ton)	$256	$288	$251	$348
Ammonia — Corn belt (dollars per ton)	340	385	337	435
UAN — Corn belt (dollars per ton)	163	189	168	210

Natural gas NYMEX (dollars per MMBtu)	$2.76	$2.40	$2.13	$2.54

Q1 2021 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the first quarter of 2021. See “Forward-Looking Statements” above.

	Q1 2021
	Low	High
Ammonia utilization rates (1)
Consolidated	90%	95%
Coffeyville	90%	95%
East Dubuque	90%	95%

Direct operating expenses (2) (in millions)	$35	$40
Total capital expenditures (3) (in millions)	$4	$7

(1)Ammonia utilization rates exclude the impact of Turnarounds.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(3)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Loss to EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net loss	$(16,882)	$(24,882)	$(98,181)	$(34,969)
Add:
Interest expense, net	15,877	15,766	63,428	62,636
Income tax (benefit) expense	(9)	70	30	(18)
Depreciation and amortization	19,080	19,807	76,077	79,839
EBITDA	$18,066	$10,761	$41,354	$107,488

Reconciliation of Net Cash Provided By (Used In) Operating Activities to EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net cash (used in) provided by operating activities	$(9,477)	$(29,515)	$19,740	$39,157
Non-cash items:
Goodwill impairment	—	—	(40,969)	—
Other	(2,662)	(2,277)	(6,630)	(10,503)
Add:
Interest expense, net	15,877	15,766	63,428	62,636
Income tax (benefit) expense	(9)	70	30	(18)
Change in assets and liabilities	14,337	26,717	5,755	16,216
EBITDA	$18,066	$10,761	$41,354	$107,488

Reconciliation of EBITDA to Available Cash for Distribution

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
EBITDA	$18,066	$10,761	$41,354	$107,488
Non-cash items:
Goodwill impairment	—	—	40,969	—
Current reserves for amounts related to:
Debt service	(14,997)	(15,472)	(59,995)	(59,997)
Maintenance capital expenditures	(2,206)	(6,839)	(11,649)	(18,247)
Common units repurchased	(4,799)	—	(7,076)	—
Other (reserves for) / releases of amounts reserved for:
Future turnarounds	(1,500)	—	(4,500)	—
Repayment of current portion of long-term debt	—	—	(2,240)	—
Recapture of prior negative available cash	—	—	(5,917)	—
Future operating needs	5,436	—	(5,308)	(28,000)
Major scheduled expenditures	—	—	2,567	—
Previously established cash reserves	—	7,033	—	25,433
Available cash for distribution (1) (2)	$—	$(4,517)	$(11,795)	$26,677

Common units outstanding	11,010	11,328	11,195	11,328

(1)Amount represents the cumulative available cash based on full year results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the period following declaration.
(2)The Partnership paid no cash distributions during 2020.